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                                                                    Exhibit 99.3
                            RICHFOOD HOLDINGS, INC.

                           BENEFIT PLAN PARTICIPANTS
                   INFORMATION REGARDING VOTING AND ELECTIONS

TO: Participants in the Richfood Holdings, Inc. Savings and Stock Ownership Plan; the Richfood of Pennsylvania Investment Opportunity Plan; the Super Rite Foods, Inc. Investment Opportunity Plan and Trust for Retail Union Employees; and the Farm Fresh, Inc. Retirement Savings Plan (each, a "Plan," and collectively, the "Plans")

RE: Agreement and Plan of Merger, dated June 9, 1999, among SUPERVALU INC. ("SUPERVALU"), Winter Acquisition, Inc., a wholly owned subsidiary of SUPERVALU, and Richfood Holdings, Inc. ("Richfood") (the "Merger Agreement")

DATE: July 30, 1999

   As described in the enclosed Proxy Statement/Prospectus, the Board of Directors of Richfood Holdings, Inc. (the "Richfood Board") has adopted and approved the Merger Agreement pursuant to which Richfood will merge with and into a wholly owned subsidiary of SUPERVALU (the "Merger"), all on the terms and subject to the conditions contained in the Merger Agreement. This memorandum is being sent to you as a participant in one or more of the Plans. As a beneficial owner of Richfood common stock (the "Common Stock") under one or more of the Plans, you are generally treated as a shareholder with respect to voting rights and also may express a preference regarding the form of consideration the applicable Plan will receive on your behalf, assuming the Merger is consummated.

   The details of the Merger are described in the enclosed Proxy Statement/Prospectus, the Merger Agreement, which is attached as Annex A to the enclosed Proxy Statement/Prospectus, and this memorandum. Copies of the Proxy Statement/Prospectus and the related Form of Election/Letter of Transmittal, which are being sent to Richfood's shareholders generally, are enclosed for your information. However, you may only use the enclosed Voting Fiduciary Instruction Form to direct your vote and elect to receive for each share of Common Stock that you beneficially own either (i) $18.50 in cash (the "Cash Consideration") or (ii) the number of shares of common stock, par value $1.00 per share, of SUPERVALU (the "Stock Consideration") equal to the ratio determined by dividing $18.50 by the average trading price of SUPERVALU common stock during the 20 trading-day period ending on the seventh day prior to the closing of the Merger as specified in the Merger Agreement.

   The Plans are described in their respective Summary Plan Descriptions ("SPDs"). Please refer to each Plan's SPD for more information regarding the Plan.

   A special meeting of shareholders of Richfood (the "Special Meeting") has been scheduled for 10:00 a.m. on August 31, 1999, to permit the shareholders of Richfood to consider and to vote upon the Merger Agreement. Approval of the Merger Agreement requires the affirmative vote of more than two-thirds of the votes entitled to be cast at the Special Meeting by the holders of Common Stock. Richfood has appointed Davenport & Company LLC as the independent named fiduciary (the "Voting Fiduciary") with respect to Common Stock held by the Plans. The Voting Fiduciary has sole responsibility to actually vote the shares of Common Stock held pursuant to the Plans and under the associated trust agreements. However, as a participant in one or more of the Plans, you have the right to direct the trustees of the Plans as to the manner in which the shares of Common Stock allocated to your accounts under the Plans are to be voted. If you fail to provide voting instructions to the Voting Fiduciary prior to 5:00 p.m., New York City time, on August 27, 1999 (the "Voting/Election Deadline"), or provide incorrect voting instructions, the Common Stock allocated to your accounts under the Plans will be voted as the Voting Fiduciary, in its complete discretion, determines is in the best interests of Plan participants. You are strongly encouraged to vote all Common Stock allocated to your accounts under the Plans.
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   1. Voting Your Shares. If you wish to instruct the Voting Fiduciary to vote all or part of the Common Stock allocated to your accounts under the Plans either "FOR" or "AGAINST" the approval and adoption of the Merger Agreement, or if you wish to instruct the Voting Fiduciary to "ABSTAIN" from voting such shares, you must complete Item I of the enclosed Voting Fiduciary Instruction Form and return it in the enclosed return envelope. Before deciding whether or not to instruct the Voting Fiduciary to vote your shares either "FOR" or "AGAINST" the Merger, or to "ABSTAIN" from voting such shares, please carefully read the enclosed materials.

YOUR INSTRUCTIONS TO THE VOTING FIDUCIARY ON HOW TO VOTE THE COMMON STOCK ALLOCATED TO YOUR ACCOUNTS UNDER THE PLANS WILL BE EFFECTIVE ONLY IF YOUR PROPERLY COMPLETED VOTING FIDUCIARY INSTRUCTION FORM IS RECEIVED BY THE VOTING FIDUCIARY AT THE ADDRESS SHOWN ON THE ENCLOSED RETURN ENVELOPE NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 27, 1999. Voting Fiduciary Instruction Forms that are received after this deadline, and Voting Fiduciary Instruction Forms that are not properly completed, will not be accepted. Examples of improperly completed Voting Fiduciary Instruction Forms include forms that are not signed and forms that contain incorrect or incomplete information.

   The label attached to the Voting Fiduciary Instruction Form identifies the number of shares of Common Stock allocated to your accounts under the Plans as of July 27, 1999, the record date for determining Richfood shareholders entitled to receive notice of and to vote at the Special Meeting.

   Voting instructions to the Voting Fiduciary will be deemed irrevocable, unless withdrawn or modified by the Voting/Election Deadline. If you instruct the Voting Fiduciary to vote or to abstain from voting the Common Stock allocated to your accounts under the Plans, and you subsequently decide to either change your instructions or to withdraw your instructions, you may do so by either sending a new Voting Fiduciary Instruction Form to the Voting Fiduciary, or by sending a notice of withdrawal to the Voting Fiduciary to withdraw your voting instructions. The change in or withdrawal of your voting instructions will be effective only if a notice of withdrawal or a new properly completed Voting Fiduciary Instruction Form is received by the Voting Fiduciary at or before the Voting/Election Deadline at the address set forth on the enclosed return envelope.

   2. Elections Generally. Under the terms of the Merger Agreement, all shares of Common Stock will be exchanged for Cash Consideration and/or Stock Consideration. The Voting Fiduciary is responsible for instructing Norwest Bank, N.A., the exchange agent for the Merger (the "Exchange Agent"), as to the type of consideration for which the shares of Common Stock held pursuant to the Plans are to be exchanged. As a participant in one or more of the Plans, in addition to being able to vote on the Merger, you also have the right to direct the Voting Fiduciary as to whether each share of Common Stock allocated to your accounts under the Plans is exchanged for Cash Consideration or Stock Consideration.

   If more than one share of Common Stock is allocated to your account(s) under the Plans, you may elect to receive Cash Consideration (a "Cash Election") for some shares and Stock Consideration (a "Stock Election") for other shares. In addition to making a Cash Election and/or a Stock Election, you have the option of making no election (a "Non-Election") as to one or more shares of Common Stock allocated to your account(s) under the Plans ("Non-Election Shares"). Subject to the terms of the Merger Agreement and the limitations on the aggregate merger consideration discussed below, all Non-Election Shares will be exchanged as the Voting Fiduciary determines in its complete discretion. We strongly encourage you to make an affirmative election as to all shares allocated to your accounts under the Plans.

   Pursuant to the Merger Agreement, the aggregate number of shares of Common Stock to be converted into the right to receive Stock Consideration and the aggregate number of shares of Common Stock to be converted into the right to receive Cash Consideration will in each case be equal to 50%, or an adjusted percentage under certain circumstances, of the total number of shares of Common Stock issued and outstanding immediately prior to the effective time of the merger (other than "Excluded Shares," which are shares owned by

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SUPERVALU, Richfood or their respective subsidiaries, except for shares held on behalf of third parties, which will be cancelled). In the event that the aggregate proportion of shares of Common Stock in respect of which Stock Elections and Cash Elections are received (or deemed to have been received in respect of Non-Election Shares) differs, in each case, from 50% or, if applicable, from the adjusted percentages, of the total number of shares of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than Excluded Shares), the aggregate Cash Consideration and Stock Consideration will be subject to allocation and proration among Richfood shareholders in accordance with procedures set forth in the Merger Agreement. See "THE MERGER--Allocation Rules" in the enclosed Proxy Statement/Prospectus.

   No certificate representing fractional shares of SUPERVALU common stock will be issued. Cash without interest will be remitted in lieu of such fractional shares. No Plan Participant shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

   The elections referred to above are subject to certain terms, conditions and limitations that are set forth in the Merger Agreement and the Proxy Statement/Prospectus. The filing of the Voting Fiduciary Instruction Form with the Voting Fiduciary is acknowledgment of the receipt of the Proxy Statement/Prospectus. All questions as to the validity, form and eligibility of any election shall be determined by the Voting Fiduciary and such determination shall be final and binding.

   3. Making an Election. Item II of the Voting Fiduciary Instruction Form enclosed with this document allows you to instruct the Voting Fiduciary as to whether you would prefer Cash Consideration and/or Stock Consideration for the Common Stock allocated to your account(s) under the Plans. You must complete and mail the Voting Fiduciary Instruction Form to the Voting Fiduciary in the enclosed envelope prior to the Voting/Election Deadline for your instructions to be valid. If you do not submit a completed form prior to the Voting/Election Deadline, the shares allocated to your accounts will be treated as Non-Election Shares and will be exchanged for cash and/or SUPERVALU common stock in accordance with the decision of the Voting Fiduciary, as described above.

   FOR ANY STOCK ELECTION, CASH ELECTION OR NON-ELECTION CONTAINED HEREIN TO BE CONSIDERED VALID, THE VOTING FIDUCIARY INSTRUCTION FORM, PROPERLY COMPLETED, MUST BE RECEIVED BY THE VOTING FIDUCIARY AT THE ADDRESS SHOWN ON THE ENCLOSED RETURN ENVELOPE NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 27, 1999.

   An election may be revoked or amended, but only by written notice received by the Voting Fiduciary prior to the Election Deadline. Upon any such revocation, unless a duly completed election form is thereafter submitted in accordance with the procedures set forth herein, the shares allocated to your account(s) under the Plans shall be Non-Election Shares, and treated accordingly.

   BECAUSE OF CERTAIN LIMITATIONS ON THE NUMBER OF SHARES OF RICHFOOD COMMON STOCK TO BE CONVERTED INTO THE RIGHT TO RECEIVE CASH CONSIDERATION AND STOCK CONSIDERATION UNDER THE ELECTION AND ALLOCATION PROCEDURES DESCRIBED HEREIN, NO ASSURANCE CAN BE GIVEN THAT PLAN PARTICIPANTS WILL RECEIVE THEIR REQUESTED FORM OF MERGER CONSIDERATION. If the elections result in an oversubscription of either the Stock Consideration or the Cash Consideration, the procedures for allocating cash and shares of SUPERVALU common stock set forth in the Merger Agreement and described in the Proxy Statement/Prospectus will be followed by the Exchange Agent. See "THE MERGER--Allocation Rules" in the Proxy Statement/Prospectus. ALL DECISIONS BY THE EXCHANGE AGENT WITH RESPECT TO SUCH PROCESS SHALL BE FINAL AND BINDING.

   Neither Richfood nor the Voting Fiduciary is under any duty to give notification of defects in any Voting Fiduciary Instruction Form. Richfood and the Voting Fiduciary shall not incur any liability for failure to give such notification, and the Voting Fiduciary has the absolute right to reject any and all Voting Fiduciary Instruction Forms not in proper form or to waive any irregularities in any Voting Fiduciary Instruction Form.

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   4. Tax Considerations. Because the Plans are "tax-qualified", you will not experience any tax consequences as a result of the exchange of the Common Stock allocated to your accounts under the Plans for either SUPERVALU common stock and/or cash until you take a distribution from your accounts under the Plans. However, in determining whether to elect to receive SUPERVALU common stock or cash in exchange for the Common Stock allocated to your accounts under the Plans, you should take into consideration a potentially significant tax benefit relating to any "net unrealized appreciation" on the shares of Common Stock allocated to your accounts under the Plans.

   If you receive a distribution from one or more of the Plans that includes shares of Common Stock (after the Merger, SUPERVALU common stock) that have appreciated in value while held in the Plans, and the distribution qualifies as a "lump sum distribution" (as defined below), the tax on all of the appreciation experienced on the Common Stock (and the SUPERVALU common stock that replaces it), which appreciation is known as "net unrealized appreciation", may be deferred until you sell the common stock, i.e., you are only taxed at the time of the distribution on the trustees' adjusted cost basis in such shares. Under certain circumstances, it may even be possible to defer the taxation of the otherwise taxable portion of such distribution. The net unrealized appreciation on the stock would be equal to the fair market value of the Richfood (or SUPERVALU) common stock on the day you receive the distribution, less the trustees' adjusted cost basis of the shares. A distribution from the Plans will be considered a "lump sum distribution" only if all of the funds allocated to your accounts under the Plans are distributed to you within one taxable year and you have attained age 59 1/2, separated from service, or died.

   If you elect to have the shares of Common Stock allocated to your accounts under the Plans exchanged for SUPERVALU stock, the SUPERVALU stock thus allocated to your accounts will retain the trustees' adjusted cost basis of the Richfood shares that such stock is exchanged for. This will preserve the potential tax benefit relating to the net unrealized appreciation on the Common Stock allocated to your accounts. However, if you elect to have the Common Stock allocated to your accounts under the Plans exchanged for cash, you will lose any potential tax benefit relating to any net unrealized appreciation on such Common Stock.

   Please note that this summary is only intended to inform you of the potential tax benefits relating to any net unrealized appreciation on the Common Stock allocated to your accounts under the Plans. Although Richfood believes that the tax consequences discussed above are accurate based on current law, Richfood and the Voting Fiduciary are not in a position to give and cannot give you legal or tax advice. Accordingly, you are encouraged to consult your own tax and financial advisors about the best exchange option for you and the related tax consequences.

   5. Additional Information. Information and additional copies of this Voting Fiduciary Instruction Form and the Proxy Statement/Prospectus may be obtained by telephoning Davenport & Company LLC, toll free at (800) 895-2097. If you have questions about any one of the Plans, please refer to the specific Plan's SPD.

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                            RICHFOOD HOLDINGS, INC.

                       VOTING FIDUCIARY INSTRUCTION FORM

TO: THE VOTING FIDUCIARY FOR: THE RICHFOOD HOLDINGS, INC. SAVINGS AND STOCK OWNERSHIP PLAN; THE RICHFOOD OF PENNSYLVANIA INVESTMENT OPPORTUNITY PLAN; THE SUPER RITE FOODS, INC. INVESTMENT OPPORTUNITY PLAN AND TRUST FOR RETAIL UNION EMPLOYEES; AND THE FARM FRESH, INC. RETIREMENT SAVINGS PLAN (collectively, the "Plans")

Item I. Voting Instructions

   With respect to the shares of common stock of Richfood Holdings, Inc. ("Richfood") represented by my interest in one or more of the Plans, I hereby instruct you to vote as follows with respect to the following proposal at the special meeting of Richfood shareholders to be held August 31, 1999, or any adjournment thereof:

  The proposal to approve the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 9, 1999, among Richfood Holdings, Inc., SUPERVALU INC. and a wholly owned subsidiary of SUPERVALU, providing for the merger of Richfood with and into the subsidiary of SUPERVALU.

                      [_] FOR   [_] AGAINST   [_] ABSTAIN

Item II. Instructions For the Election to Exchange Shares of Richfood Common Stock For Shares of SUPERVALU Common Stock and/or Cash

   Pursuant to the Merger Agreement, please exchange on my behalf into cash and/or SUPERVALU common stock as indicated below, the number of shares of Richfood Common Stock indicated below held for my benefit under one or more of the Plans:

   I understand that the label that follows sets forth the number of shares of Richfood common stock allocated to me under the Plans as of July 27, 1999.

      Cash Election             Stock Election              Non-Election
   (number of Richfood       (number of Richfood        (number of Richfood
         shares)                   shares)                    shares)


                                          _____________________________________
                                          Signature

                                          _____________________________________
                                          Print Name

                                          _______________________________, 1999
                                          Date

[_] Check here if this election represents a revocation of an earlier election

   Please complete this form and return it in the enclosed envelope to Davenport & Company LLC, P.O. Box 85678, Richmond, Virginia 23286-9179.